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                 IntegraMed Ranked on Fortune's Fastest Growing
                 Small Business List for Third Consecutive Year

            Nation's largest fertility-services company ranks No. 13
                     among the most dynamic U.S. companies

PURCHASE, NEW YORK - IntegraMed America, Inc. (NASDAQ: INMD), the largest fertility services company in the United States, today announced it has been ranked number 13 on Fortune's Fastest Growing Small Business List. The announcement marks the third consecutive year IntegraMed has been ranked on the list.

IntegraMed originally debuted on the Fortune list in 2002 at No. 24. The Fortune list is based on earnings, revenue growth and stock performance over the last three years. In order to qualify for consideration, companies must have less than $200 million in annual revenues.

"IntegraMed is constantly seeking new ways to enable our member practices to provide the best infertility care possible," said Jay Higham, president and COO of IntegraMed America. "Our efforts and growth in 2004 have allowed us to keep pace with some of the most dynamic small businesses in the nation and we're delighted to be ranked among them by Fortune again, this year."

Some of the factors contributing to IntegraMed's performance in 2004 include the introduction of our enhanced Shared Risk(TM) Refund Program, which is geared to minimize the cost and the financial risk of IVF treatment for patients. Under the expanded program, patients now have six chances to take home a baby and have access to exclusive savings on fertility drugs.

IntegraMed also added two new partner practices to its network of fertility clinics nationwide, and helped existing partners to increase their patient volumes through management of local field sales forces. In addition, the company developed Assisted Reproductive Technology Insurance Company, ltd. (ARTIC), a captive company that writes malpractice insurance for infertility clinics.

In order to maintain its rate of growth in 2005, IntegraMed continues to focus on network growth, further enrichment of provider and consumer offerings, and research-driven marketing activities and products.

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About IntegraMed America
IntegraMed, based in Purchase, NY offers products and services to patients, providers and payors focused on the $2 billion fertility industry. IntegraMed provides business services to a national network of fertility centers; distributes pharmaceutical products and treatment financing programs directly to consumers; and operates http://www.integramed.com, a leading fertility portal.
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Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed America are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant business service contract(s); profitability at Reproductive Science Centers serviced by IntegraMed America; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission. All information in this press release is as of May 4, 2005, and IntegraMed undertakes no duty to update this information.